EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-105180, No. 33-51990, No. 333-44333, No. 33-62087, No. 33-57060, No. 33-20880, and No. 33-34619 on Form S-8 of our reports dated September 13, 2010 relating to (1) the consolidated financial statements of Zygo Corporation and subsidiaries (the “Company”) (which report expresses (1) an unqualified opinion on the consolidated financial statements and (2) an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) and (2) the consolidated financial statement schedule of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2010.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
September 13, 2010